Exhibit 10.5

THE HILLSHIRE BRANDS COMPANY

ANNUAL INCENTIVE PLAN

FISCAL YEAR 2013 (FY13)

Capitalized terms used but not defined are defined in Attachment 1.

Purpose

The objective of The Hillshire Brands Company Annual Incentive Plan for Fiscal Year 2013 (the “FY13 AIP”) is to advance the interests of The Hillshire Brands Company (“Hillshire Brands” or the “Company”) by:

a)	Rewarding financial performance of Hillshire Brands that contributes to increased shareholder value;

b)	Measuring the effectiveness of Hillshire Brands operating performance, sales and capital management and marketing investments;

c)	Continuing to provide significant rewards for exceptional performance.

Incentive Opportunity & Performance Objectives

Attachment 2 shows the FY13 AIP Target and Maximum bonus payout opportunities at the various salary bands. Notwithstanding the bonus opportunity levels set forth in Attachment 2, during FY13, the Committee may, in its sole discretion, adjust the FY13 target payout levels applicable to certain Participants.

The following applies to the FY13 AIP generally:

•	Performance measures are approved by the Committee at the beginning of each fiscal year (“Performance Measures”).

•

Specific performance goals within the approved Performance Measures are established at the beginning of the Incentive Plan Year and are contained in the table below (“Performance Goals”). The Performance Goals have been approved by the Committee.

•	The FY13 Performance Measures are:

•	Earnings Before Interest & Tax (“EBIT”) – 20% of target bonus opportunity

•	Net Sales – 20% of target bonus opportunity

•	Average Working Capital – 20% of target bonus opportunity

•	Market Share Increase – 20% of target bonus opportunity

•	Marketing, Advertising and Promotion (“MAP”) Spend as Percentage of Sales – 20% of target bonus opportunity

•

When expressed as a percentage of target bonus opportunity, the weighting of each Performance Measure is the same for each salary band, as may be applicable during FY13. A summary of FY13 Performance Measures and the corresponding incentive opportunities for Participants are shown in Attachment 3, which incentive opportunities are subject to adjustment during FY13 as described above under this section, “Incentive Opportunity & Performance Objectives.”

•	Maximum payout opportunity is 150% of target bonus opportunity, and threshold payout opportunity is 25% of target bonus opportunity.

Performance Period

All objectives are measured over a one-year performance period, which is the Incentive Plan Year.

Performance Levels

Maximum – A high level of performance exceeding targeted performance and requiring “stretch” achievement of the Performance Goal beyond the Annual Operating Plan (“AOP”) level.

Midpoint – Midpoint level of performance equivalent to achievement at the AOP level.

Threshold – Performance that just achieves an acceptable level of results warranting incentive recognition.

Incentive Award Payout Levels

Performance Goals

Measure	Weighting	Threshold (25%)	Target (100%)	Maximum (150%)
Net Sales	20%	(1)	(1)	(1)
EBIT	20%	(1)	(1)	(1)
Average Working Capital	20%	(1)	(1)	(1)
Market Share Increase	20%	At least 2 of the 7 Key Brands	At least 4 of the 7 Key Brands	All of the 7 Key Brands
MAP Spend as a % of Sales	20%	(1)	(1)	(1)

(1)	The specific performance goals for fiscal year 2013 were approved by the Compensation and Employee Benefits Committee of the Company’s Board of Directors and are contained in the minutes of the meeting at which the Program was approved.

Attachment 4 graphically displays the payout curve for all five performance goals applicable to this FY13 AIP.

Payout levels for the Market Share Increase and MAP performance measures cannot exceed Target payout (100%) unless EBIT achieves at least Target payout.

Straight-line interpolation is used for calculating results between performance levels.

Incentive Award Payments

Incentive award payments are distributed as soon as practicable after the Incentive Plan Year results have been publicly announced and the individual awards requiring the review and approval of the Committee have been approved by the Committee (usually at the Committee’s August 2013 meeting). Except as otherwise provided in this FY13 AIP, a Participant must be an employee of Hillshire Brands, or any respective subsidiary thereof, on the last day of FY13 in order to be eligible to receive any incentive award.

Administrative Provisions

The Committee and the Chief Executive Officer shall administer this FY13 AIP jointly and their decisions are final. The Executive Vice President Human Resources, or anyone serving in the equivalent position, and Chief Financial Officer of the Company will be responsible for the administrative procedures governing this FY13 AIP, including ensuring the existence of approved Performance Measures and specific performance goals and the presentation to the Committee for its approval at the end of FY13 of the performance results under this FY13 AIP. The following administrative procedures shall govern:

a)	The Committee will approve individual incentive awards for all corporate officers, those executives in salary band Senior Vice President I and above. For individuals who participate in the Hillshire Brands Performance-Based Incentive Plan (the “PBIP”), individual incentive awards are coordinated with and subject to the terms, conditions, maximums and limitations of the PBIP (which, for those individuals, is incorporated into this FY13 AIP by reference), with the AIP incentive award being one factor to be considered by the Committee in exercising its negative discretion to reduce the maximum award under the PBIP. The CEO and his or her direct reports may approve all other incentive awards.

b)	Any awards earned under this FY13 AIP will be paid in cash.

c)	In the Committee’s sole discretion, a new Participant who begins participation during the Incentive Plan Year may be eligible for a pro-rata incentive award from the date of entry into this FY13 AIP. A new Participant should have been actively employed in a bonus-eligible role for at least one calendar quarter of the Incentive Plan Year in order to receive consideration for a pro-rata incentive award.

d)	In the case of death, Disability or retirement during the Incentive Plan Year, a Participant or the Participant’s estate is eligible for a pro-rata incentive award based upon the Participant’s period of active service (i.e., coded as active on the payroll system) during the Incentive Plan Year and actual achievement of the Performance Goals. Any such pro-rata award will be distributed at the same time as awards are distributed to active Participants.

e)	A Participant who is involuntarily terminated and who subsequently receives severance pay under a Hillshire Brands severance plan on or after August 1, 2012, is eligible for a pro-rata incentive award based on active service through the date of the Participant’s termination of employment. The amount of any pro-rata incentive award will be determined based on the amount of time the Participant was actively employed during the Incentive Plan Year and actual achievement of the Performance Goals. Any such pro-rata award will be distributed at the same time as awards are distributed to active Participants.

f)	Unless otherwise approved by the Committee or the Chief Executive Officer of Hillshire Brands, as applicable, and subject in any case to subparagraph (g), any Participant who voluntarily terminates, or who is involuntarily terminated and does not receive severance pay, regardless of the Participant’s eligibility for retirement status, during the Incentive Plan Year will not be entitled to any incentive award attributable to the Incentive Plan Year.

g)	In the event that the division, business unit or business segment of Hillshire Brands to which at least 80% of a Participant’s time is dedicated or from which the Participant is on leave of absence is sold, closed, spun off or otherwise divested and, as a result of such transaction, the Participant’s employment with Hillshire Brands or any of their respective subsidiaries is terminated, as of the closing date of such transaction the Participant will be entitled to a pro-rata incentive award based on the Participant’s active service through the date of Participant’s termination of employment. The amount of any pro-rata incentive award will be determined based upon the amount of time the Participant was actively employed during the Incentive Plan Year and actual achievement of the Performance Goals. Any such pro-rata award will be distributed no later than the date the incentive award is distributed to active Participants.

h)	Notwithstanding anything contained in this document to the contrary, a Participant may be entitled to receive either an increased or reduced incentive award payment, or no incentive award payment whatsoever, attributable to the Incentive Plan Year upon the occurrence of any of the following events:

1)	If any Participant engages in any activity contrary or harmful to the interests of the Company, including but not limited to: (1) competing, directly or indirectly (either as owner, employee or agent), with any of the businesses of the Company, (2) violating any Company policy, (3) soliciting any present or future employees or customers of the Company to terminate such employment or business relationships(s) with the Company, (4) disclosing or misusing any confidential information regarding the Company, or (5) participating in any activity not approved by the Board which could reasonably be foreseen as contributing to or resulting in a Change of Control of the Company (as defined in the Hillshire Brands 2012 Long-Term Incentive Stock Plans), then the Participant will not be entitled to any incentive award attributable to the Incentive Plan Year.

2)	This paragraph (h)(2) applies only to those Participants who are “officers” of the Company, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934 during the Incentive Plan Year and who participate in any Hillshire Brands Executive Management Long-Term Incentive Program (each such Participant, an “Officer Participant”). If an Officer Participant receives an incentive award payment that was predicated upon the Company achieving certain Performance Measures (the “Original Payout”) and, within two years after the date of such Original Payout, the Company restates its financial statements due to material noncompliance with the financial reporting requirements under the securities laws (such restated financial statements, the “Restated Financials”), then the amount of the incentive award payment for such Officer Participant shall be recalculated based on the Restated Financials (such recalculated amount, the “Restated Amount”). If the Original Payout is greater than the Restated Amount, then the Company shall be entitled to recoup from such Officer Participant, and such Officer Participant shall pay to the Company, in cash, an amount equal to (1) the Original Payout, less (2) the Restated Amount. If the Restated Amount is greater than the Original Payout, then the Company shall pay to the Officer Participant an amount equal to (i) the Restated Amount, less (ii) the Original Payout. Any such payment or recoupment shall be due and payable within 90 days after the date on which the Company files the Restated Financials with the Securities and Exchange Commission. If an Officer Participant elected to defer part or all of their Original Payout pursuant to the Hillshire Brands Executive Deferred Compensation Plan, then the Officer Participant’s account under such Deferred Compensation Plan automatically shall be credited or charged so that the amount deferred in connection with such incentive award payment equals the Restated Amount. No interest will be due to or paid by the Company or the Officer Participant to the other with respect to any true up payment. Notwithstanding the foregoing, the Committee may determine, in its discretion and based on the circumstances leading to the filing of the Restated Financials, that recoupment or payment under this paragraph (h)(2) of the Restated Amount is not practical and may elect to forego the application of this paragraph (h)(2).

i)	Performance results under this FY13 AIP will be measured in accordance with the Definitions in Attachment 1.

j)	Performance results and Eligible Earnings will be used to determine the incentive award payment.

k)	Any Participant who is employed as of the end of the Incentive Plan Year shall be entitled to receive an incentive award payment, to the extent that performance goals are met, regardless of whether the Participant resigns or is terminated between the end of the Incentive Plan Year and the date the incentive awards are distributed.

l)	Hillshire Brands reserves the right to offset against any incentive award payment owed by Hillshire Brands to a terminating or terminated Participant any amounts to which Hillshire Brands has a “claim of right.”

m)	The terms of the AIP shall be construed and paid in such manner as to satisfy the short-term deferral exception to the application of Section 409A of the Code as set forth in Subsections (a)(4) and (b)(4) of Treasury Regulations Section 1.409A-1.

n)	Nothing herein shall be construed as an agreement or commitment to employ any Participant or to employ a Participant for any fixed period of time or constitute a commitment by Hillshire Brands, or any of its respective subsidiaries, that any Participant will continue to receive an incentive award or will continue as a Participant in this FY13 AIP.

o)	The Committee reserves the right to amend, modify, interpret or terminate this FY13 AIP or awards to be paid under this FY13 AIP at any time for any reason. Specifically, an individual’s target bonus opportunity may be modified during FY13 in the Committee’s discretion and the performance criteria may be adjusted by the Committee for extraordinary and similar items that prevent undue and/or unintended gain or loss; provided that, for any incentive awards under the AIP to individuals participating in the PBIP, any adjustments will be subject to the terms, conditions, maximums and limitations under the PBIP.

p)	The Committee may delegate certain administrative responsibilities to the Chief Executive Officer except for the following:

1)	Any actions affecting the Chief Executive Officer, and other elected officers of Hillshire Brands, as applicable,

2)	Approval of corporate Performance Goals and certification of performance results relative to such standards following the end of the Incentive Plan Year, and

3)	Approval of any substantive changes or amendments to this FY13 AIP.

Attachment 1

Definitions

(a)	Average Working Capital is a 13-point average of Core Working Capital as of the period-end for fiscal 2012 Period 12 and the period-end balances for each of the twelve periods of fiscal 2013.

(b)	Board means the Hillshire Brands Board of Directors.

(c)	Brand Dollar Sales means sales dollars as tracked by IRI for Hillshire Brand’s Seven Key Brands sold through the tracked multioutlet channels which include grocery, drug, Target, K Mart, Wal-Mart, Sam’s Club, BJ’s Club stores, Dollar Stores and military commissaries.

(d)	Category Dollar Sales means sales dollars as tracked by IRI for Hillshire Brand’s Categories sold through the tracked multioutlet channels. The Categories are hot dogs, corn dogs, breakfast sausage, frozen protein breakfast, mainstream lunchmeat, smoked sausage and super premium smoked sausage.

(e)	Committee is the Compensation and Employee Benefits Committee or other committee of the Hillshire Brands Board.

(f)	Core Working Capital means the Company’s net accounts receivable plus net inventories less accounts payable, excluding intercompany receivable and intercompany accounts.

(g)	Disability is as defined under the Hillshire Brands sponsored long-term disability plan in which the Participant is covered.

(h)	Earnings Before Interest and Taxes (EBIT) means the Company’s Net Income plus (a) net interest expense (the net of interest expense and interest income); and (b) income tax expense. Net Income is also adjusted to exclude Significant Items and select other charges and gains.

(i)	Eligible Earnings mean regular salary or wages paid to the Participant from July 1, 2012 through June 29, 2013. It does not include allowances, reimbursements, commissions, other incentives, severance, lump sums, awards, deferred compensation and compensation attributable to the exercise of stock options or other forms of long-term incentive compensation.

(j)	Incentive Plan Year is the Company’s fiscal year 2013 starting on July 1, 2012 and ending on June 29, 2013.

(k)	IRI stands for Information Resources, Inc. which is a market research company which provides clients with consumer, shopper, and retail market intelligence and analysis focused on the consumer packaged goods industry.

(l)	Market Share Increase means Brand Dollar Sales for one of the Seven Key Brands over the Category Dollar Sales for that brand for fiscal year 2013 less Brand Dollar Sales for one of the Seven Key Brands over the Category Dollar Sales for that brand for fiscal year 2012. This measure is applicable for Hillshire Brands’ Seven Key Brands.

(m)	Marketing, Advertising and Promotion (MAP) Spend as a Percentage of Sales means the marketing, advertising and promotional expenses for Hillshire Brands divided by Net Sales.

(n)	Net Income means a company’s revenues minus all expenses including cost of sales, selling general and administrative costs; exit activity asset and business disposition costs; debt extinguishment costs; interest; and taxes.

(o)	Net Sales means that portion of the Company’s Adjusted Net Sales, as disclosed in the Company’s earnings press releases and filings with the SEC, as may be further adjusted by the Committee to (i) include or exclude the results of businesses acquired and/or divested during the measurement period, to the extent such results were included or excluded in the Company’s annual operating plan, (ii) adjust for currency exchange rates used in the Company’s annual operating plan, and/or (iii) prevent undue and/or unintended gain or loss.

(p)	Participant means an employee in Hillshire Brands in salary bands Manager through Chief Executive Officer. Employees in salary bands Manager through Senior Manager eligible for a sales incentive plan are excluded from this FY13 AIP.

(q)	Seven Key Brands include Ball Park Hot Dogs, State Fair Corn Dogs, Jimmy Dean Breakfast Sausage, Jimmy Dean Frozen Breakfast, Hillshire Farm Lunchmeat, Hillshire Farm Smoked Sausage and Aidell’s Smoked Sausage.

(r)	Significant Items mean those items that are reported by the Company in its annual report in the table entitled “Impact of Significant Items on Income from Continuing Operations and Net Income” and that meet the Controller’s criteria for materiality and that are not indicative of our core operating results. Significant items vary each year and may include items such as charges for exit activities, impairment charges, tax costs and benefits resulting from the disposition of a business, gains or losses on the sale of discontinued operations and changes in tax valuation allowances.

Attachment 2

THE HILLSHIRE BRANDS COMPANY

FY13 ANNUAL INCENTIVE PLAN

TARGETS AND MAXIMUMS

Salary Bands	Target %	Maximum %
CEO	100.00%	150.00%
SVPII	80.00%	120.00%
SVPI	70.00%	105.00%
VPII	55.00%	82.50%
VPI	55.00%	82.50%
DIR	35.00%	52.50%
SMGR	15.00%	22.50%
MGR	10.00%	15.00%

Attachment 3

HILLSHIRE BRANDS CORPORATION

FY13 ANNUAL INCENTIVE PLAN

PERFORMANCE MEASURES AND WEIGHTINGS

Performance Measures as a % of Target Annual Incentive Opportunity

Salary Band	Net Sales 20%	EBIT 20%	Working Capital 20%	Market Share Increase 20%	MAP Spend as a % Sales 20%	Target Annual Incentive Opportunity 100%
Chief Executive Officer	20%	20%	20%	20%	20%	100%
Senior Vice President II	16%	16%	16%	16%	16%	80%
Senior Vice President I	14%	14%	14%	14%	14%	70%
Vice President - II	11%	11%	11%	11%	11%	55%
Vice President - I	11%	11%	11%	11%	11%	55%
Director	7%	7%	7%	7%	7%	35%
Senior Manager	3%	3%	3%	3%	3%	15%
Manager	2%	2%	2%	2%	2%	10%

Attachment 4

FY13 AIP PAYOUT CURVE FOR ALL PERFORMANCE MEASURES

160.0%
140.0%
120.0%
100.0%
80.0%
60.0%
40.0%
20.0%
0.0%
Bonus Payout as % of Target
25.0%
62.5%
100.0%
125.0%
150.0%
Threshold
Below Target
Target
Above Target
Maximum
Bonus Payout as % of Target